                                                                  Exhibit 3.11


      I hereby certify that the exhibit attached hereto is a fair and accurate English translation of the Articles of Incorporation of TVA Sul Foz do Iguacu Ltda.


                                         By: /s/DOUGLAS DURAN
                                             -------------------------
                                                DOUGLAS DURAN
                                                Attorney-in-fact

Date:  February 21, 1997

                   TV CABO IGUACU SOCIEDADE CIVIL LIMITADA
                          ARTICLES OF INCORPORATION

BERENICE FONSECA NAKAD, a Brazilian citizen, married, teacher, residing and domiciled in this town and administrative region of Foz do lguacu, State of Parana, at Rua Minas Gerais, no 861, Vila Maracana, bearer of ID Cad RG no 759.403-PR and enrolled with the Board of Taxpayers CPF/MF under no 500.133.439-04; FLAVIO DENI FONSECA NAKAD, a Brazilian citizen, bachelor, student, residing and domiciled in this town and administrative region of Foz do Iguacu, State of Parana, at Rua Minas Gerais, no 861, Vila Maracana, bearer of ID Cad RG no 4.013.086-1 and enrolled with the Board of Taxpayers CPF/MF under no 011.098.209-68, have resolved by this private instrument of articles of incorporation to organize a limited liability civil company which shall be governed by Laws 3.708 of January 10, 1919 and 4.726 of July 13, 1965 and by the following clauses and conditions:

ONE. The company's name will be TV CABO IGUACU SOCIEDADE CIVIL LIMITADA, with its principal place of business and venue in this town and administrative region of Foz do Iguacu, State of Parana, at Rua Minas Gerais, no 861, Vila Maracana.

TWO. The company's objects are the placement of community antennae and performance of services on same as well as everything related to the transmission, distribution, radio links, reception and processing of images, sounds, signals and data via cable, microwave, optical fiber or any other equivalent or substitute product or technology. The company's objects shall also include leasing video films, video disks, video games through the Pay-Per-View system or electronic lease or, further, any other system which technology might develop in future.

THIRD. The company's capital stock shall be Cr$100,000.00 (one hundred thousand cruzeiros) divided into 100,000 (one hundred thousand) quotas in the par value of Cr$1.00 (one cruzeiro) each, distributed and paid up in Brazilian currency, as follows:

A) The partner BERENICE FONSECA NAKAD hereby subscribes 51,000 (fifty-one thousand) quotas.

B) The partner FLAVIO DENI FONSECA NAKAD hereby subscribes 49,000 (forty-nine thousand) quotas.

FOUR. The company has an indeterminate term of duration and may be dissolved at any time at the criteria of its quotaholders.

FIVE. The liability of the partners is limited to the capital stock, pursuant to the provisions of Article 2 of Law 3.708 of January 10, 1919.

SIX. The company's quotas are indivisible and may not be transferred to or disposed of under any heading to third parties without the consent of the other partner, who shall have the right of first refusal under equal conditions.

SEVEN. The partner wishing to transfer his quotas will notify the other partner in writing, stating the price, manner and time limit of payment, for him to exercise his right of first refusal to purchase within a maximum time limit of thirty (30) days; however the admission of new partners will be made with the consent of the controlling partner.

EIGHT. The company shall be managed by the partner BERENICE FONSECA NAKAD, in the capacity of managing partner, who will use the company's name and represent it as Plaintiff or Defendant, in or out of Court, being however barred from using the company name under any pretext or manner in operations or businesses which are alien to the company's object, specially granting securities, collateral, endorsement of guarantees in favor of third parties; the managing partner is empowered to use the company name in agreements in general, including loans, credit notes, checks and any other documents, of any nature whatsoever, which represent a liability for the company and may grant powers to an attorney-in-fact or further to two attorneys-in-fact jointly.

      PARAGRAPH ONE. To perform day to day activities, forward mail, issue receipts and endorse checks for deposit in the company's bank account only the individual signature of one partner or attorney-in-fact will be necessary.

      PARAGRAPH TWO. The appointment of attorneys-in-fact as well as the extension of their powers will be done by the partners jointly.

NINE. As compensation for the services performed by the managing partner, she will receive under the heading of pro labore an amount which will be determined from time to time, subject to the unanimous consent of the partners, within the income tax limits, which shall be booked to miscellaneous expenditures.

TEN. In the event of death of any of the partners his heirs will jointly be entitled to the deceased partner's rights, as long as the quotas are indivisible.

ELEVEN. The fiscal year will coincide with the calendar year and on December 31 of each year the company's balance sheet will be drawn up, subject to the applicable legal and technical provisions. The ascertained profits and losses will be shared by each partner in the proportion of his holdings and eventual profits may, at their discretion, be distributed or put aside as reserves.

TWELVE. The partners declare they are not liable for any of the crimes provided by law which might prevent them from performing commercial activities.


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

In witness whereof, the parties have drawn up, dated and signed this Instrument, together with two witnesses, in three counterparts, duly initialled overleaf by the partners who agree to be bound hereby for themselves and their successors and to comply with all its provisions. The partners elect the courts of Foz do Iguacu, State of Parana, to settle eventual doubts arising from this Agreement.

Foz do lguacu, February 5, 1991.

(signed by Berenice Fonseca Nakad and Flavio Deni Fonseca Nakad, whose signatures are duly certified)

(signed by two witnesses)





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

                            FIRST REGISTRY OFFICE
                                 CERTIFICATE

I HEREBY CERTIFY and give witness that in reviewing the books existing in this Civil Registry Office of Corporations, I have verified an entry in Book A/06, pages 179 overleaf, 180, 180 overleaf and 181, under number 1361-3, as follows:
INSTRUMENT NUMBER: 1361-3. DATE OF REGISTRATION: July 16, 1996. Registration of FOURTH AMENDMENT TO THE ARTICLES OF INCORPORATION submitted to me by TV CABO IGUACU SOCIEDADE CIVIL LIMITADA, to wit: CGC MF no 81.502.543/0001- 35. TV CABO IGUACU SOCIEDADE CIVIL LIMITADA. FOURTH AMENDMENT TO THE ARTICLES OF INCORPORATION. By this private instrument BERENICE FONSECA NAKAD, a Brazilian citizen, married, businesswoman, residing and domiciled at Rua Minas Gerais, no 861, Foz do Iguacu, State of Parana, bearer of ID Card RG no 759.403-PR and enrolled with the Board of Taxpayers CPF/MF under no 500.133.439-04; FLAVIO DENI FONSECA NAKAD, a Brazilian citizen, bachelor, businessman, residing and domiciled at Rua Minas Gerais, no 861, Foz do Iguacu, State of Parana, bearer of ID Card RG no 4.013.086-1 and enrolled with the Board of Taxpayers CPF/MF under no 011.098.209-68, sole quotaholders of the limited liability civil corporation TV Cabo Iguacu Sociedade Civil Limitada, with principal place of business at Rua Carlos Sbaini no 410, Foz do Iguacu-PR, enrolled with the Board of Taxpayers CGC/MF under no 81.502.543/0001-35, having its Articles of Incorporation filed with the Registry Office of Titles and deeds of Foz do Iguacu under no 1361, at page 18 overleaf of Book A/04, on March 5, 1991 and further as newly admitted partner TVA SUL PARTICIPACOES S.A., a private law body corporate, with its principal place of business in this capital city at Rua Martha Kateiva de Oliveira, 49 - room 4, enrolled with the Board of Taxpayers under CGC/MF under no 01.201.577/0001-24, filed with the Board of Trade of the State of Parana under no NIRE 41300063451, herein represented by its directors LEONARDO PETRELLI NETO, a Brazilian citizen, married, expert in telecommunications, residing and domiciled at Rua Clovis Bevilaqua, 420 - apt. 701, Curitiba/PR, bearer of ID Card RG no 736.678-7 and enrolled with the Board of Taxpayers CPF under no 401.596.049-15 and Douglas Duran, a Brazilian citizen, married, business administrator, residing and domiciled at Alameda das Rosas, 444, Barueri/SP, bearer of ID Card RG no 6.702.950 and enrolled with the Board of Taxpayers CIC under no 541.326.068-72, HAVE RESOLVED: 1) To extend the company's object. 2) To transform the company from a limited liability civil corporation into a limited liability commercial corporation, thus amending the company name to TV Cabo Iguacu Ltda. 3) To approve the assignment and transfer of all the free and unencumbered quotas by the partners Berenice Fonseca Nakad and Flavio Deni Fonseca Nakad, whose particulars are given above, to TVA SUL PARTICIPACOES S.A., whose particulars are given above, for the price agreed between the parties, the Assignors granting the Assignee the fullest, most general and unrestricted discharge, having nothing further to claim under any heading, the Assignors thus withdrawing from the company. 4) To approve the assignment and transfer of one
(1) free and unencumbered quota by the partner TVA SUL PARTICIPACOES S.A., whose particulars are given above, to Leonardo Petrelli Neto, whose particulars are given above, for the price agreed between the parties, the Assignor granting the Assignee the fullest, most general and unrestricted discharge, having nothing further to claim under any heading. 5) As a result, the capital stock shall be R$5,000.00 (five thousand Reais) divided into 5,000 (five thousand) quotas, in the par value of R$1.00 (one Real) each, distributed as follows among the partners:

Partners                                         Quotas               Value R$
Leonardo Petrelli Neto                                1                    1.00
TVA-Sul Participacoes S.A.                        4,999                4,999.00

6) To change the company's management and appoint the partner TVA - SUL PARTICIPACOES S.A. which delegates its powers to its representatives Messrs. Jose Augusto Pinto Moreira, a Brazilian citizen, married, economist, residing and domiciled at Alameda Argentina no 406, Barueri, SP, bearer of ID Card RG no
2.944.700 and enrolled with the Board of Taxpayers CPF under no 128.701.967-68, Douglas Duran, a Brazilian citizen, married, business administrator, residing and domiciled at Alameda das Rosas, 444, Barueri/SP, bearer of ID Card RG no
6.702.950 and enrolled with the Board of Taxpayers CIC under no 541.326.068-72, and Leonardo Petrelli Neto, a Brazilian citizen, married, expert in telecommunications, residing and domiciled at Rua Clovis Bevilaqua, 420 - apt. 701, Curitiba/PR, bearer of ID Card RG no 736.678-7 and enrolled with the Board of Taxpayers CPF under no 401.596.049-15, who shall occupy the position of Company Directors. 7) In view of the measures approved above, as well as of other changes they intend to make to the Articles of Incorporation, the quotaholders have resolved to reword and restate the Articles of Incorporation, which shall henceforth be worded as follows: ARTICLES OF INCORPORATION. NAME, HEAD OFFICE, OBJECT AND DURATION . CLAUSE 1. The company's name shall be TV CABO IGUACU LTDA. CLAUSE 2. The company's principal place of business is located at Rua Carlos Sbarini no 410, Foz do Iguacu, State of Parana. Sole Paragraph. The Company's Board of Directors may open and close branches and offices anywhere in the Brazilian territory. CLAUSE 3. The Company's objects are: (a) the exploitation, distribution, transmission, ratio links and operation of special cable television services, through the reception and processing of images, sounds, signals and data and/or the respective generation, through community antennae, by physical means, heads, networks, trunk system, distribution systems, user or subscriber systems, in open or closed communities, preparation and/or placement of projects, including on behalf or for the account of third parties, or the utilization or the employment of any other means, systems, equipment, technical or technological products, their equivalents or substitutes; electronic lease or further any other means or system which technology or the state of the art might develop in future; (b) import and export of goods, products, equipment or services, directly or indirectly related to the corporate object, as well as the performance of services and the representation of other domestic or foreign corporations; and (c) participation in other corporations as partner, shareholder, quotaholder or syndicated member. CLAUSE 4. The Company has an indeterminate term of duration. II. CAPITAL STOCK. CLAUSE 5. The capital stock is R$5,000.00 (five thousand Reais), divided into


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

5,000 (five thousand) quotas, in the par value of R$1.00 (one Real) each, fully subscribed and paid up in Brazilian currency, distributed as follows between the partners:

Partners                                      Quotas                 Value R$
Leonardo Petrelli Neto                                1                    1.00
TVA-Sul Participacoes S.A.                        4,999                4,999.00
Total                                             5,000                5,000.00

Sole Paragraph. The partners' liability is limited, pursuant to the law, to the full amount of capital stock. III. MANAGEMENT. CLAUSE 6. The company shall be managed by the partner TVA Sul Participacoes S.A., which hereby delegates its powers to representatives who shall be designated Directors. Paragraph 1. The Board of Directors, which is appointed for an indeterminate term, shall be made up as follows: Jose Augusto Pinto Moreira, a Brazilian citizen, married, economist residing and domiciled at Alameda Argentina no 406, Barueri, SP, bearer of ID Card RG no 2.944.700 and enrolled with the Board of Taxpayers CPF under no 128.701.967-68; Douglas Duran, a Brazilian citizen, married, business administrator, residing and domiciled at Alameda das Rosas, 444, Barueri/SP, bearer of ID Card RG no 6.702.950 and enrolled with the Board of Taxpayers CIC under no 541.326.068-72; and Leonardo Petrelli Neto, a Brazilian citizen, married, expert in telecommunications, residing and domiciled at Rua Clovis Bevilaqua, 420 - apt. 701, Curitiba/PR, bearer of ID Card RG no 736.678-7 and enrolled with the Board of Taxpayers CPF under no 401.596.049-15, appointed by delegation of the partner TVA - SUL PARTICIPACOES S.A., who will have the powers to manage the company's business. Paragraph 2. The Company shall be represented:
(a) by two Directors jointly, as Plaintiff or Defendant, or by one Director jointly with one attorney-in-fact or further by two attorneys-in-fact with special powers. (b) severally, by one Director or one attorney-in-fact with special powers in the performance of day-to-day activities, forwarding of mail, issue of receipts and endorsement of checks for deposit in the company's bank accounts. Paragraph 3. The appointment of attorneys-in-fact will require the joint signature of two Directors and the respective powers-of-attorney will specifically list the acts they may perform. With the exception of those which grant the powers of the "ad judicia" clause, all the other powers-of-attorney granted by the Company will have a limited term of validity of one year. Paragraph 4. The Directors are barred from using the company name in third party guarantees and business alien to the company's interest or acts which imply an act of graciousness. Paragraph 5. The Directors are exempt from offering collateral and under the heading of pro labore they will be entitled to a monthly compensation to be determined by the quotaholders. IV. ASSIGNMENT OR TRANSFER OF QUOTAS. CLAUSE 7. None of the partners may fully or partly assign its quotas to third parties, without firstly offering them in writing, at least thirty days in advance, to the other partner which, under equal conditions, will have a right of first refusal to purchase them. Paragraph 1. The assignment will be preceded by a notice with a written offer to purchase by third parties in good faith, in order for the other partner to exercise its right of first refusal within thirty days, if it wishes to do so. Paragraph 2. Should the right of first refusal fail to be exercised, the notifying partner may assign its quotas to the interested third parties within ten days and subject to the conditions set forth in the notice; any assignment beyond said ten day time limit and in disagreement with the initial offer will be null and void. Paragraph 3. The assignment of the company's quotas which imply a transfer of the company's controlling power will be subject to prior authorization by the Ministry of Communications. V. AMENDMENT TO THE ARTICLES OF INCORPORATION, DISSOLUTION AND LIQUIDATION. CLAUSE
8. Any amendment to these articles requires the express consent of the majority of the capital stock. CLAUSE 9. In the event of bankruptcy, death, incapacity, exclusion or removal of one of the partners, the Company will not be dissolved. In any of these events, the assets of the bankrupt, deceased, incapacitated, excluded or removed partner will be ascertained on the basis of a special balance sheet and paid to the partner or its heirs in twelve (12) monthly, equal and successive installments, accrued by interest of twelve percent (12%) per annum. Sole Paragraph. In the event of death or mental disability, the partner's heirs may appoint a representative to remain in the Company, who will be approved by the other partners. VI. FISCAL YEAR, BALANCE SHEET AND PROFITS. CLAUSE 10. The fiscal year will end on December 31 whereupon the appropriate financial statements will be drawn up. The company may also draw up interim balance sheets and resolve upon the respective distribution of profits. All resolutions regarding distribution of profits require the unanimous approval of the quotaholders. VII. MISCELLANEOUS PROVISIONS. CLAUSE 11. The Company, through all its quotaholders, undertakes to strictly comply with all the laws, decrees, regulations, rules and recommendations made by the Awarding Public Powers. VIII. VENUE. CLAUSE 14. The parties elect the courts of the Administrative Region of Foz do lguacu, State of Parana, to settle any claims arising from this Charter. The undersigned partners and directors declare they are not liable for any of the crimes provided by law which prevent them from performing commercial activities. In witness whereof, the parties have executed this instrument in three counterparts before two witnesses. Illegible signatures. Stamp certifying signatures by 2nd Registry Office of Deeds of this city and by Alfredo Braz 5th notary public of Curitiba-PR. Nothing further. Conforms with original. Foz do Iguacu, July 16, 1996. I, MARCELO ESTEVES SANTOS, Officer of the Civil Registry Office of Corporations, have typed and signed it. That was the entire content of said Instrument for which I have faithfully issued this certificate, of which I give witness. Given In this town and Administrative Region of Foz do lguacu, State of Parana, on the sixteenth day of the month of July of nineteen hundred and ninety-six (16/07/1996)

                     CIVIL REGISTRY OFFICE OF CORPORATIONS

(signed by Marina Terezinha Vartha, Authorized Scrivener)

                           TV CABO IGUACU LIMITADA
                         CGC MF no 81.502.543/0001-35
                             NIRE No 41203537363

                5TH AMENDMENT TO THE ARTICLES OF INCORPORATION


By this private instrument:

TVA SUL PARTICIPACOES S.A., with its principal place of business in this capital city at Rua Martha Kateiva de Oliveira, 49 - room 4, enrolled with the Board of Taxpayers under CGC/MF under no 01.201.577/0001-24, filed with the Board of Trade of the State of Parana under no NIRE 41300063451, herein represented by its directors LEONARDO PETRELLI NETO, whose particulars are given below and Douglas Duran, a Brazilian citizen, married, business administrator, residing and domiciled at Alameda das Rosas, 444, Barueri/SP, bearer of ID Card RG no
6.702.950 and enrolled with the Board of Taxpayers CIC under no 541.326.068-72; and

LEONARDO PETRELLI NETO, a Brazilian citizen, married, expert in telecommunications, residing and domiciled at Rua Clovis Bevilaqua, 420 - apt. 701, Curitiba/PR, bearer of ID Card RG no 736.678-7 and enrolled with the Board of Taxpayers CPF under no 401.596.049-15, sole quotaholders of the limited liability quota company TV Cabo Iguacu Ltda., with its principal place of business at Rua Carlos Sbarini no 410, Foz do Iguacu/PR, enrolled with the Board of Taxpayers CGC/MF under no 81.502.643/0001-35, having its Articles of Incorporation filed with the Board of Trade of the State of Parana under no 41203537363, HAVE RESOLVED:

1. To amend the company name to TVA SUL FOZ DO IGUACU LTDA.

2. Thus, Clause One of the Articles of Incorporation will be amended and will henceforth be worded as follows:

"CLAUSE ONE. The company's name is TVA SUL FOZ DO IGUACU LTDA."

3. All the other clauses and conditions of the Articles of incorporation remain unaltered and shall not be altered or expressly modified by this Instrument.

In witness whereof, the parties have executed this instrument before two witnesses.

Foz do Iguacu, August 22, 1996.

(signed by Leonardo Petrelli Neto and Douglas Duran for TVA SUL PARTICIPACOES S.A. and by Leonardo Petrelli Neto)

Witnesses:  (signed by Leila Aparecida Alves and Aline Pereira Leite)

ATTEST:     (signed by Silvia C.L. Bernardes, OAB/SP 74.256)

Board of Trade of the State of Parana. I certify registration on October 8, 1996, under no 961739487 (signed by Sidmar Antonio Cavet, Secretary General)




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